EXHIBIT 23.9

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-198888, No. 333-201434 and No. 333-201436 and Form S‑8 No. 333-216585, No. 333-176438, No. 333-183290, and No. 333-209614) of American Midstream Partners, LP of our report dated June 29, 2016, with respect to the financial statements of Tri-States NGL Pipeline, L.L.C. as of and for the years ended December 31, 2015 and 2014 included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst &Young LLP
Chicago, Illinois
March 24, 2017